Exhibit 10.4
Form of Equipment Management Services Agreement
(Project [          ])

Party A:

Party B:	[ ] Hospital

Parties to the Agreement:

Party A:	Company
Legal Representative:
Address:

Party B:	Hospital
Legal Representative:
Address:
Article 1 Precondition and Objective of this Agreement
1.1	For purposes of fully using the internationally advanced [ ] system and continuously enhancing the quality of the diagnosis (treatment) provided by Party B, and upon friendly consultation between Party A and Party B, Party B agrees to entrust Party A to provide operating service in respect to the target equipment and auxiliary products leased to Party B by [ ] Company under the Medical Equipment Lease Agreement entered into by and between [ ]. Party A shall charge the service fee pursuant to the agreed terms hereof.

1.2	Unless otherwise specified, all relevant terms and explanations shall have the same meanings of such terms and explanations as set forth in the Medical Equipment Lease Agreement.
Article 2 Term of Operating Service
Party B shall entrust Party A to provide the [          ] Centre with the operating service with a term of [     ] years, commencing from the date on which this Agreement is signed and executed to the date of termination of the Lease Term as provided in the Medical Equipment Lease Agreement.

Article 3 Content of Service
The services to be offered by Party B to Party A includes:
3.1	Party A may send service personnel to provide onsite service.

3.2	Party A shall have the right to set up an account book for recording the number of cases of diagnosis (or treatment), purchase and use of equipment and consumptive materials, as well as other costs.

3.3	Party A shall have the right to be informed of the status of the operation of the Centre’s equipment at all times based on the financial information of income and expenses related to the operation of the Centre’s equipment as provided by Party B, and shall have the right to engage an accounting firm to conduct audits on the book with which Party B shall cooperate.

3.4	Party A may examine the use and condition of the Centre’s equipment. Without the written consent of Party A, during the term of this Agreement, Party B may not disassemble any parts and components of the Centre’s equipment nor change the premise where the equipment is used.

3.5	Party A shall provide such necessary technical information for the use of the Centre’s equipment and conduct appropriate marketing and promotional activities.

3.6	Party A shall provide recommendations regarding the employment and engagement of experts and advisors for the Centre.

3.7	Party A shall assign professional personnel to examine the service quality.

3.8	Other service as agreed by both Party A and Party B.
Article 4 Service Fee
4.1	The service fee shall be accounted for and settled on a monthly basis. The amount shall be calculated as [ ] % of the total amount of the revenue generated by the [ ] Centre’s equipment in a month net of the Centre’s own expenses (Operating Costs) as expressly provided in the Lease Contract.

4.2	The Centre’s own expenses (Operating Costs): refers to costs for consumptive materials needed for the operation of the equipment; the bonus of the personnel directly related to the Centre; office expenses; media and advertisement fees, website establishment fees; fees for necessary technical training, academic exchange and the cost for hiring specialists and advisors; equipment repair cost; charges for water and electric power, and other fees approved by both Parties. During the period of the management service, the Centre’s own expenses (Operating Costs) for each month shall not exceed [ ]% of the total amount of the revenue generated by the [ ] Centre’s equipment for that month. In case that it exceeds [ ]%, it shall be calculated as [ ]%.

4.3	Party B shall transfer the service fee of the previous month to the account designated by Party A prior to the 15th day of each month. The account number for making such payment shall be as follows:
Name of the account:
Bank name:
Account number:
Article 5 Commitments of Each Party
5.1	Party A shall be responsible for contacting the manufacturers for replacement of parts and components, maintenance and repair of the equipment.

5.2	Party A shall be responsible for marketing, publicity, technology upgrades, and patient education.

5.3	Party B shall be responsible for providing the premises, auxiliary medical equipment and communication instruments used by the Centre; and providing professional personnel including doctors, nurses and technicians. Party B shall also provides convenient conditions in respect of the logistics service.

5.4	Party B shall be responsible for treatment and other medical decision of the patients and independently take all responsibility relating to medical treatment.

5.5	Party B promises that during the period in which Party A is entrusted to provide the management service, no excuse can be used for exemption or reduction in the treatment fee for any patient who uses the equipment. During such period, if a patient pays the relevant fees at a rate which is lower than the approved charging rate, the differential shall be paid by Party B (except in the case of unanimous consent by both Parties).

5.6	Party B promises that during the period in which Party A is entrusted to provide the management service, Party B may not, through any third party, introduce into the Centre any medical equipment which has similar function as the equipment managed by Party A. Otherwise, Party A shall have the right to manage the operation for such equipment and shall collect all the revenue generated from such equipment.

5.7	Party B promises that during the period in which Party A is entrusted to provide the management service, Party B may not dispose of the equipment. In the event that the equipment is to be disposed of because of national or local policy or regulation, such disposal shall be implemented pursuant to the relevant provisions of Article 8.4 hereof.

5.8	Party B promises that during the period in which Party A is entrusted to provide the management service, Party B may not terminate this Agreement early or amend this Agreement with the excuse that the principle of the Lessor has been recovered, or the benefits from the Leased Assets are continually growing, or any leader of the Hospital has been changed. Party B shall not infringe Party A’s legal rights and interests under any early termination due to any reason other than in accordance with the legal requirements.
Article 6 Equipment Service and Operation
For purposes of ensuring the normal operation of the equipment and the maximum effectiveness and benefits, both Parties have reached an agreement in respect of the following items.
6.1	An Equipment (or the “Centre”) Service Committee will be established and be referred to as the “Service Committee” (which will not be qualified as a legal person). The Service Committee shall consist of [ ] members and during the period of service, Party B shall appoint [ ] members while Party A shall appoint [ ] members. The Service Committee shall have one Director as nominated by Party B and shall have one Deputy Director as nominated by Party

A. Each Party shall have the right to replace any of the members nominated by such party at its discretion.
6.2	The term of office of the members of the Service Committee shall be three years and may be renewed upon expiry.

6.3	The Service Committee is the decision-making organization for work and has the following duties:
6.3.1	to convene the meetings of the Service Committee;

6.3.2	to determine the operating plan of the equipment;

6.3.3	to approve the annual financial cost and budget proposal of the equipment;

6.3.4	to approve basic rules and systems of service related to the operating service of the equipment.
6.4	The following items may become effective only after having been confirmed by both Party A and Party B in writing and stamped with the corporate seal:
6.4.1	to prepare and establish any and all articles of association, service system, human resource and compensation system and financial system related to the operation of the equipment;

6.4.2	to approve the appointment and dismissal and remuneration of the Director and Deputy Director and to establish any service organization;

6.4.3	annual financial budget and final accounts;

6.4.4	to handle any material medical disputes and medical incidents related to the equipment.
6.5	The Service Committee shall convene the meeting at least once every year and the meeting shall be convened and chaired by the Director of the Service Committee. All of the members shall be notified in writing 10 days prior to the convening of the meeting (except for under special circumstances). The members of the Service Committee shall prepare minutes for the meetings. The members who participated in the meetings shall sign on the minutes. All meeting minutes shall be filed and kept in records.

6.6	The Centre’s Director shall take responsibility for management under the leadership of the Service Committee. The Center will have one Director, nominated by Party B and one Deputy Director, nominated by Party A. Both the

Director and the Deputy Director shall report to the Service Committee and shall perform the following duties:
6.6.1	to manage all daily work and to organize the implementation of all resolutions of the Service Committee;

6.6.2	to organize for implementation the annual operating plan;

6.6.3	to prepare the proposals for establishing internal service organizations;

6.6.4	to establish specific rules and systems for handling medical disputes and incidents;

6.6.5	to propose the appointment or dismissal of other personnel;

6.6.6	other duties as assigned by the Service Committee.
6.7	None of the Director or member of the Service Committee, or the Director or Deputy Director of the Center may deposit any revenue of the Center into any account opened in the name of such individuals or any other person. None of the Director or member of the Service Committee, or the Director or Deputy Director of the Center may set mortgage upon the Center’s equipment for providing guaranty for the liability of any person.

6.8	In the event that when performing duties, the Director or member of the Service Committee, or the Director or Deputy Director of the Center violates relevant laws, regulations or administrative rules and caused any damages, he/she shall be responsible for any legal consequences and compensation liability. And the Service Committee shall have the right to dismiss him/her.

6.9	The total number of employees shall be proposed by the Director of the Center and submitted to the Service Committee for approval. Except as otherwise expressly provided by the Service Committee, under the same conditions, the Center shall give priority to employing the staff of the hospital and, as necessary, may publicly recruit employees through the hospital from outside. Party B shall be responsible for processing all relevant procedures. In the event that it is necessary to increase the total number of employees to meet the needs of the business, the Director of the Center shall submit a written proposal to the Service Committee and such increase shall be implemented after both the Director and Deputy Director of the Service Committee sign and agree with the proposal.

Article 7 Third Party Liability for Damages and Injury
7.1	During the period of the management service, should any third person (patient) suffer from any injury or damage due to the quality issue of the equipment, Party B shall be responsible pursuing the matter with the manufacturer or the operator. Before the successful resolution of the matter, all fees shall be borne by Party A.

7.2	During the period of the management service, should any third person (patient) suffer from any injury or damage due to improper use of the equipment by Party B, Party B shall be responsible for compensation.
Article 8 Breach of Contract
8.1	In the event that Party B is late in making any payment of the service fee, it shall pay Party A a daily default penalty equal to 0.05% of the overdue amount.

8.2	In case of any of the actions below on the part of Party B, Party A shall have the right to terminate this Agreement. In addition to the default penalty, Party B shall immediately pay Party A with all of the outstanding service fees whether or not such fees have become due for payment. The monthly service fees not yet due for payment shall be calculated as [ ] % of the average amount of the monthly revenue of the Centre’s equipment in the three months prior to Party B’s breach of contract:
8.2.1	if Party B delays in paying any monthly service fee owed to Party A for more than two months;

8.2.2	if Party B maliciously prevents Party A’s service relating to the equipment or Party A’s supervision and examination of Party B’s finance status;

8.2.3	if Party B maliciously provides Party A with false and untrue data of the costs of or the revenue generated from the use of the equipment so that the service fee that Party A collected becomes less than such amount that to which Party A is entitled;

8.2.4	if due to the malicious reason of Party B, the equipment stops providing normal medical service to patients for more than 10 days;

8.2.5	if without the consent of Party A, Party B unilaterally terminates this Agreement early;

8.2.6	if without the consent of Party A, Party B unilaterally disposes of the equipment.
8.3	In case of any of the actions below on the part of Party A, Party B shall have the right to terminate this Agreement and Party A should compensate Party B for the loss of Party B wherein the amount of compensation shall be equal to the amount of the service fees charged and collected by Party A in the six months prior to such contractual breach;
8.3.1	if Party A unilaterally terminates this Agreement;

8.3.2	if when the equipment fails to function, Party A fails to contact for repair or replacement of the parts and components as agreed herein such that the equipment cannot be operated.
8.4	In case that due to the national or local government’s or the military’s policy or regulation. the Agreement needs to be terminated early, Party B shall make a lump-sum payment for all the service fees not yet due for payment to Party A. The monthly service fee not yet due for payment shall be calculated as [ ] % of the average amount of the monthly revenue of the Centre’s equipment in the three months prior to Party B’s contractual breach.
Article 9 Signing, Effectiveness and Supplement of the Agreement
9.1	This Agreement shall become effective upon being signed and stamped by both Party A and Party B.

9.2	This Agreement shall be executed in two parts with each of Party A and Party B hold one copy. Both copies of this Agreement shall have equal legal validity.

9.3	Any relevant supplemental agreement regarding the performance , liabilities for breach of contract as well as termination of this Agreement that both Parties may have shall be subject a Supplemental Agreement signed and executed by the Parties to this Agreement. Upon being executed by the respective authorized persons of both Parties, the Supplemental Agreement shall become an integrated part hereof and shall have the equal legal validity as that of the main text hereof.
Article 10 Dispute Settlement and Applicable Laws
10.1	Any and all disputes related to this Agreement shall be resolved through friendly consultation first by both Party A and Party B. Should no settlement be reached, any lawsuit should be brought to the People’s Court of the jurisdiction where Party A is located. All expenses and costs incurred from the lawsuit (including the costs of the court, the legal counsel fee and other relevant costs) shall be borne by the losing party.

10.2	During the course of the legal proceedings, other parts of this Agreement shall continue to be performed except for such part under dispute and the legal proceedings.

10.3	This Agreement shall be governed by the Law of the People’s Republic of China.
Article 11 Miscellaneous
11.1	Within the scope of the government’s policy, the performance of this Agreement shall not be affected by any change of the personnel of Party B or Party B’s competent supervising departments, nor be affected by any other man-made factors.

11.2	In the event that the government’s policy restricts the performance of this Agreement, in compliance with the laws and regulations and without prejudice to the vested benefits of both Parties, Party A shall have the right to seek a new channel for cooperation and Party B expresses its approval and will actively cooperate with Party A, except as provided in Article 8.4 hereof.

11.3	In the event that any terms hereof are deemed to be void and invalid, or illegal or cannot be enforceable, the effectiveness, legitimacy and enforceability of the remaining terms of this Agreement shall not be affected.

11.4	Both Party A and Party B promise that they shall treat as confidential the relevant commercial content involved herein (including the content of the Agreement, etc.)

and guarantee that they shall not disclose the relevant content in any form (essay, speeches, reports or any other channels).

11.5	The rights of both Parties as stipulated herein may be waived or changed only by written express representation.

11.6	Both Party A and Party B have authorized their respective representatives to sign and execute this Agreement. No amendment hereto can be made unless both Party A and Party B have authorized their respective representatives to sign and execute a written form of documents, except otherwise agreed herein.

11.7	Both Party A and Party B have fully understood and confirmed all of the content and terms hereof. This Agreement is the true meaning and representation of both Parties.

11.8	This Agreement is signed and executed on [day] [month], [200___].
(No main context follows.)
Party A:
Legal Representative (or Authorized Representative):
Party B:
Legal Representative (or Authorized Representative):